Filed Pursuant to Rule 424(b)(4)
Registration No. 333-115247

PROSPECTUS SUPPLEMENT

To Prospectus dated June 2, 2004
and supplemented by the
Prospectus Supplements,
dated June 8, 2004, June 15, 2004, June 17, 2004, June 21, 2004, July 12, 2004,
August 3, 2004 and May 6, 2005

of

FINDWHAT.COM, INC.

     Prospect Street NYC Discovery Fund LP (“Discovery”) sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

•	5,000 shares on May 9, 2005 at a price of $4.50 per share;
•	1,500 shares on May 9, 2005 at a price of $4.52 per share; and
•	4,270 shares on May 9, 2005 at a price of $4.40 per share.

These sales were effected by UBS Financial Services Inc. (“USB”), as agent. UBS received a commission of $978.86 in connection with the sales. Immediately following this sale, Discovery beneficially owned no shares of our common stock.

     On May 13, 2005, the closing price per share of our common stock on the Nasdaq National Market was $4.44.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 16, 2005.